CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement on Form S-8 and related prospectus of Eurasian Minerals Inc. (the “Company”) pertaining to the Company’s Stock Option Plan and the incorporation by reference therein of the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, filed with the United States Securities and Exchange Commission, and the inclusion and references to my name in such Annual Report.

Dated: September 20, 2016

/s/ Eric Jensen

Eric Jensen